Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378
	Mike Schuh	(425) 951-1224

SONOSITE FIRST QUARTER REVENUE GROWS 16%

Conference Call Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA -- April 30, 2007 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today reported financial results for the first quarter ended March 31, 2007.

Worldwide revenue in the first quarter of 2007 grew 16% to $42.8 million compared with $36.9 million in the first quarter of 2006.  For the first quarter of 2007, SonoSite reported a net loss of  $563,000 or $0.03 per share, compared with a net loss of $363,000 or $0.02 per share in the prior year quarter.

"With a good start to the year, we are on track to achieve our revenue growth objectives for 2007," said Kevin M. Goodwin, SonoSite President and CEO.  "Our international business which was up 25% compared to last year, showed positive, broad-based trends throughout our major markets and is benefiting from the investments we made in 2006 to increase sales capacity in several countries.  Overall US revenue was up 7% for the quarter with much higher growth rates in our hospital point-of-care markets and enterprise business.  The total growth rate was offset by sales in the private office channel, which we continue to develop.  We are taking a number of steps to increase the effectiveness of this channel and expect to see our US business strengthen as we move through the year."

"Our product development plans continue on schedule for the introduction of numerous innovations this year and next," Mr. Goodwin said.  "We are very pleased by the strong reception that our recently introduced SonoMB (TM) technology is receiving in multiple clinical markets by physicians around the world.  Additionally, we have put in place several initiatives to reduce corporate overhead expense and expect to see improving profitability going forward."

In the first quarter, operating expenses grew 19% to $32.2 million compared with the same period in 2006.  As planned, R&D expense increased 55% in the quarter to $6.1 million for product development activities.  SG&A expense grew 13% to $26.0 million primarily due to increased international sales expansion and equity-based compensation expense.

For the first quarter of 2007, US revenue accounted for 46% of total revenue.  Cash, cash equivalents and investments increased by $10.7 million to $97.8 million as of March 31, 2007.

Company Outlook for 2007 -  2009

"We are reiterating the annual guidance for 2007 that we provided on February 15, 2007," Mr. Goodwin said.  "We see continued strong demand for hand-carried ultrasound and believe that we will continue to lead the market with innovative products. As we look beyond 2007 and into 2008 and 2009, our financial objectives are to grow revenue at a minimum of 15% per year, while maintaining gross margin at approximately 70% and improving operating margins to approximately 15% by 2009 through careful management of expense growth."

For 2007 the company continues to target a revenue growth rate of 15-18% for the year.   Management expects that quarterly revenue will follow its historical seasonal patterns with the year's lowest revenue occurring in the first quarter and as much as one-third of the year's total revenue occurring in the fourth quarter.  Gross margin is expected to be level with 2006 at approximately 71%.

The company is targeting total operating expenses to be approximately 67% of revenue, with R&D at 14% and SG&A at 53% of revenue.  Included in these expenses, stock-based compensation is expected to range from $8.5 - 9.0 million.  R&D spending is expected to be approximately level from quarter to quarter in 2007.  Total operating expenses are expected to be approximately the same in dollars for the first three quarters of 2007 with a sequential uptick in the fourth quarter reflecting the quarter's seasonally higher sales volume.  Other income is expected to range from $4.0 - 4.5 million.  The company's tax rate is expected to be approximately 36% for the year and diluted shares outstanding is expected to be 17.3 million.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning April 30, 2007, at 4:30 pm (PT) until May 14, 2007, at 12:00 midnight (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 2768214 is required to access the replay.  The call will also be archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by eight subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 550 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution  partners and other sales channels such as the physician office sales force to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended
	March 31,
	2007	2006

Revenue	$42,795	$36,869
Cost of revenue	12,875	10,991

Gross margin	29,920	25,878
Gross margin percentage	69.9%	70.2%

Operating expenses:
Research and development	6,143	3,956
Sales and marketing	21,972	19,283
General and administrative	4,053	3,846

Total operating expenses	32,168	27,085

Other income, net	1,302	660

Loss before income taxes	(946)	(547)

Income tax benefit	383	184

Net loss	$(563)	$(363)

Basic and diluted net loss per share	$(0.03)	$(0.02)

Weighted average common shares used in
computing net loss per share	16,494	16,013

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	March 31, 2007	December 31, 2006

Cash and cash equivalents	$56,787	$45,673
Short-term investment securities	39,582	38,428
Accounts receivable, net	43,381	52,838
Inventories	24,027	23,020
Deferred income taxes	9,853	9,729
Prepaid expenses and other current assets	2,937	2,776

Total current assets	176,567	172,464

Property and equipment, net	10,817	10,752
Investment securities	1,475	3,014
Deferred income taxes	20,785	19,729
Intangible assets, net	3,911	3,864
Other assets	1,736	1,687

Total assets	$215,291	$211,510

Accounts payable	$6,893	$6,450
Accrued expenses	15,036	15,459
Deferred revenue, current portion	3,183	3,253

Total current liabilities	25,112	25,162

Other liabilities, net of current portion	5,958	5,317

Total liabilities	31,070	30,479

Shareholders' equity:
Common stock and additional paid-in capital	235,238	231,551
Accumulated deficit	(52,340)	(51,777)
Accumulated other comprehensive income	1,323	1,257

Total shareholders' equity	184,221	181,031

Total liabilities and shareholders' equity	$215,291	$211,510